Exhibit 5.1


     [Letterhead of Gardere Wynne Sewell & Riggs, L.L.P.]

  713-308-5505


  May 14, 1997

  Wainoco Oil Corporation
  10000 Memorial Drive
  Suite 600
  Houston, Texas  77024

  Gentlemen:

   We have acted as counsel for Wainoco Oil Corporation, a Wyoming corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 457,700 shares of the Company's Common Stock, no par value (the "Common Stock"), to be issued upon exercise of nonqualified stock options granted by the Company to certain of its employees (the "Nonqualified Options").

   With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the form of Nonqualified Stock Option Agreement included as Exhibit 10.1 to the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

   This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise you of any change in the matters set forth herein. Please note that the opinions expressed herein relate only to the matters specifically set forth, and no opinion is implied or should be inferred as to any other matters.

                      Very truly yours,

                      GARDERE WYNNE SEWELL & RIGGS, L.L.P.



                      By:  /s/ Edward E. Rhyne
                           Edward E. Rhyne, Partner